                                                                   Exhibit 4.4


                              OWENS-ILLINOIS, INC.

                  $250,000,000 7.50% Senior Debentures due 2010

         Officers' Certificate Pursuant to Section 2.01 of the Indenture

      The undersigned officers of Owens-Illinois, Inc., a Delaware corporation (the "Company"), pursuant to the authority granted such officers pursuant to resolutions duly adopted by the Board of Directors of the Company on March 4, 1998 (the "Resolutions"), hereby establish a series of the Company's Securities (as defined and provided for in the Indenture (the "Indenture") dated as of May 20, 1998 between the Company and The Bank of New York, as Trustee, designated as the "7.50% Senior Debentures due May 15, 2010," and hereby certify, pursuant to
Section 2.01 of the Indenture, as follows:

      1. Form of Debenture. Attached hereto as Annex A is a true and correct copy of a specimen Debenture (the "Form of Debenture") representing the Company's 7.50% Senior Debentures due May 15, 2010 (the "Debentures").

      2. Terms of the Debentures. The terms of the Debentures are as follows:

            (a) The title of the Debentures to be issued as a series of Securities (as defined in the Indenture) under the Indenture shall be the "7.50% Senior Debentures due 2010";

            (b) The aggregate principal amount of the Debentures that may be authenticated and delivered under the Indenture shall be limited to $250,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Article 2 and
                  Section 9.04 of the Indenture);

            (c) The Debentures shall be issued at a price equal to 99.682% of the aggregate principal amount thereof;

            (d) The principal of the Debentures shall be payable on May 15, 2010;

            (e) The Debentures shall bear interest at a rate equal to 7.50% per annum; interest on the Debentures shall accrue from May 20, 1998 or from the most recent interest payment date to which interest has been paid or provided for, as the case may be; interest on the Debentures shall be payable semi-annually on May 15 and November 15 of each year until maturity, commencing on November 15, 1998; and interest on the Debentures shall be payable to holders of record on the May 1 or November 1 immediately preceding the applicable interest payment date;

            (f) The place or places where the principal of and any interest on the Debentures shall be payable shall be as set forth in the Debentures, the form of which is attached hereto as Annex A;

            (g) The Debentures shall not be subject to redemption at the option of the Company prior to maturity;

            (h) The Company shall not be obligated to redeem or purchase the Debentures pursuant to any sinking fund or at the option of any holder thereof prior to maturity;

            (i) The Debentures shall be issued in denominations of $1,000 and any integral multiple thereof;

            (j) 100% of the principal amount thereof shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.02 of the Indenture;

            (k)   In addition to the covenants and provisions set forth in
                  Article 4 and Article 5 of the Indenture, the Debentures shall include the additional covenants and provisions set forth in
                  Section 3 of this Officers' Certificate;

            (l) In addition to the Events of Default set forth in Section 6.01 of the Indenture, the Debentures shall include the additional Event of Default set forth in Section 4 of this Officers' Certificate;

            (m)   The Trustee for the Debentures shall be The Bank of New York;

            (n) The Debentures shall be issued initially in the form of two Global Debentures ("Global Debentures") in definitive, fully registered form without interest coupons in substantially the form of Annex A, which shall be deposited on behalf of the purchasers of the Debentures represented thereby with the Trustee, at its principal corporate trust office in New York City, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee where so provided. The aggregate principal amount of the Global Debentures may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee in accordance with the Depositary's procedures and as provided in Section

                  2.13 of the Indenture. Except as provided in Section 2.13 of the Indenture, owners of beneficial interests in Global Debentures shall not be entitled to receive physical delivery of certificated Debentures. The Depositary for such Global Debentures shall be The Depository Trust Company;

            (o)   The Debentures shall not be secured by any collateral;

            (p)   The Debentures shall not be guaranteed by any person;

            (q) The Debentures shall be senior unsecured obligations of the Company and shall rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company;

            (r) The provisions of Section 8.03 and 8.04 of the Indenture shall be applicable to the Debentures; and

            (s) In addition to the definitions set forth in Article 1 of the Indenture, the Debentures shall include the definitions set forth in Section 5 of this Officers' Certificate.

      3. Additional Covenants and Provisions.

            A. In addition to the covenants set forth in Article 4 of the Indenture, the Debentures shall include the following additional covenants:

      "4.08. Limitation on Transactions with Affiliates

      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any loan, advance, guaranty or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement, or understanding with, or for the benefit of, any Affiliate of the Company (each, an "Affiliate Transaction") involving aggregate consideration in excess of $5.0 million for any one transaction, except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not such a holder or Affiliate.

      The foregoing limitation does not limit, and shall not apply to, (i) transactions (x) in respect of which the Company or such Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, appraisal or consulting firm stating that the transaction is fair to the Company or such Subsidiary from a financial point of view or (y) approved by a majority of the disinterested members of the Board of Directors of the Company or, if there are no such directors, a majority of the directors of the Company,
(ii)

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                                                                               4


the payment of reasonable and customary regular fees paid to, and indemnity provided on behalf of, officers, directors, employees and consultants to the Company or its Subsidiaries, (iii) payments or loans to officers, directors and employees of the Company for business or personal purposes and other loans and advances to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of the Company and its Subsidiaries, (iv) the payment by the Company or any of its Subsidiaries to KKR and its Affiliates of (1) fees for any financial, advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company and (2) annual management, consulting and advisory fees and related expenses, (v) any agreement in effect as of the Closing Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby, (vi) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to the Company or its Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof and (vii) transactions between or among any of the Company and its Subsidiaries.

      4.09. Limitation on Liens

      The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any of its Subsidiaries held by the Company or any of its Subsidiaries in order to secure any Indebtedness of the Company, without making effective provision for all of the Debentures and all other amounts due under the Indenture relating to the Debentures to be directly secured equally and ratably with (or, if the Indebtedness to be secured by such Lien is subordinated in right of payment to the Debentures, prior to) the Indebtedness secured by such Lien.

      The foregoing limitation does not apply to: (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or properties of the Company or its Subsidiaries, or any shares of Capital Stock or Indebtedness of any of its Subsidiaries held by the Company or any of its Subsidiaries, securing Indebtedness of the Company created in favor of the Holders; (iii) Liens securing Indebtedness which is incurred to refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets securing the Indebtedness being refinanced; or (iv) Permitted Liens.

      4.10. Investments in Unrestricted Subsidiaries

      The Company will not make, and will not permit any of its Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the sum of $150,000,000.

      4.11. Payments for Consent

      Neither the Company nor any Subsidiary of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of these Debentures for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or these Debentures unless such consideration is offered to be paid or agreed to be paid to all Holders of these Debentures which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement."

      4.12. Intercreditor Agreement

      If the Company executes the Pledge Agreements and the Intercreditor Agreement pursuant to the terms of the Amended Bank Credit Agreement, the Trustee shall deliver to the collateral agent under the Pledge Agreements an acknowledgement to the Intercreditor Agreement and shall execute such further documents and instruments as may be necessary or desirable to create in favor of the collateral agent under the Pledge Agreements a valid and perfected first priority Lien on any collateral pledged pursuant to the Pledge Agreements.

      B. In addition to the provisions set forth in Section 5.01 of the Indenture, the Debentures shall include the following additional provision:

      "Notwithstanding Section 5.01 of the Indenture, any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company."

      4. Additional Events of Default. In addition to the Events of Default set forth in Section 6.01 of the Indenture, the Debentures shall include the following additional Event of Default:

      "(6) except as a result of compliance with any court order to which the Company is subject or any applicable law or any government decree, if an event of default as defined in any mortgage, indenture or instrument, under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company (including a default under the Indenture with respect to Securities of any series other than the Debentures) whether such Indebtedness now exists or shall hereafter be created, shall happen and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled by the holders of such Indebtedness within 10 days after written notice to the Company from the Trustee or to the Company and to the Trustee from the Holders of not less than a majority of the principal amount of the Debentures then outstanding under the Indenture; provided, however, that it shall not be a default hereunder if the principal amount of Indebtedness the maturity of which is so accelerated is less than $125,000,000, individually or in the aggregate; and provided, further, that if, prior to a declaration of acceleration of the Maturity of such Debentures then outstanding or the entry of judgment in favor of the Trustee in a suit pursuant to Section 6.08 of the Indenture, such default shall be remedied or cured by the Company or waived by the holders of such Indebtedness, or such Indebtedness shall be discharged, then the default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders of such Debentures."

      5. Additional Definitions. In addition to the definitions set forth in
Article 1 of the Indenture, the Debentures shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

      "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

      "Bank Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of April 30, 1998 among the Company, certain of its subsidiaries, Bankers Trust Company, as Administrative Agent, and the managing agents, co-agents, lead managers, arrangers and the other agents and lenders party thereto, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

      "Capitalized Lease Obligation" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

      "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

      "Closing Date" means the date on which the Debentures are originally issued under the Indenture.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means, subject to certain provisions of the Indenture, generally accepted accounting principals set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the Closing Date.

      "Indebtedness" of any Person means, without duplication, with respect to any Person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty by such Person of items which would be included within this definition, obligations in respect of Currency Agreements and Interest Rate Agreements and the maximum fixed repurchase price of any Redeemable Stock. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date of determination, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock.

      "Intercreditor Agreement" means the Intercreditor Agreement to be entered into under certain circumstances pursuant to subsection 5.8 of the Bank Credit Agreement, substantially in the form of Exhibit XXII thereto, as such Intercreditor Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

      "Interest Rate Agreements" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

      "Investment" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other Person. For the purposes of the definition of "Unrestricted Subsidiary" and Section 4.10 set forth in Section 3 of this Officers' Certificate, (i) the amount of any "Investment" shall be the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated a Subsidiary of the Company and (ii) any property transferred to or from any Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith.

      "KKR" means Kohlberg Kravis Roberts & Co., L.P.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

      "Permitted Liens" means (i) Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (ii) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease; (iii) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, the Company or any Subsidiary of the Company; provided that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company other than the property or assets acquired; (iv) Liens in favor of the Company or any Subsidiary; (v) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (vi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (vii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company and its Subsidiaries; (viii) Liens on or sales of receivables; (ix) Liens securing the Company's obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and (x) in addition to any other Liens permitted to be incurred pursuant to the Indenture, Liens securing Indebtedness in an amount not to exceed $500 million.

      "Pledge Agreements" means the Company Pledge Agreement and the Subsidiary Pledge Agreement to be executed and delivered by the Company under certain circumstances pursuant to subsection 5.8 of the Bank Credit Agreement, substantially in the form of Exhibits XX and XXI thereto, respectively, as such Pledge Agreements may thereafter be amended, supplemented or otherwise modified from time to time.

      "Redeemable Stock" means any equity security that by its terms or otherwise is required to be redeemed prior to the stated maturity of the Debentures, or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the Debentures.

      "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of the Indenture.

      "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Liens on, any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; provided that either (x) the fair market value of the net assets of the Subsidiary to be so designated is $1,000 or less or (y) if the fair market value of the net assets of such Subsidiary is greater than $1,000, the amount of the Company's Investments in Unrestricted Subsidiaries at the time of designation is less than $150,000,000. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions."

      6. Board Resolutions. Attached hereto as Annex B are true and correct copies of the Resolutions; the Resolutions have not been amended, modified or rescinded and remain in full force and effect; and the Resolutions are the only resolutions adopted by the Company's Board of Directors or any committee thereof relating to the Debentures and the transactions related thereto.

      Each of the undersigned officers further states that he has read the provisions of such Indenture setting forth the conditions precedent to the issuance, authentication and delivery of the Debentures and the definitions relating thereto, the Resolutions authorizing the issuance of the Debentures and the Form of Debenture; that the statements made in this Certificate are based upon the examination of the provisions of such Indenture, the Resolutions and the Form of Debenture; that he has, in his opinion, made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the conditions precedent for the issuance, authentication and delivery of the Debentures have been complied with; and that, in his opinion, such conditions have been complied with.

                            [Signature page follows]

      IN WITNESS WHEREOF, said officers have signed this certificate.

Dated:  May 20, 1998


   /s/ Lee A. Wesselmann                     /s/ David G. Van Hooser
--------------------------------          --------------------------------------
By:    Lee A. Wesselmann                  By:    David G. Van Hooser
Title: Senior Vice President and          Title: Senior Vice President, Director
       Chief Financial Officer                   of Corporate Strategy

                                     ANNEX A

                               [FORM OF DEBENTURE]

            UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

            TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.


                              OWENS-ILLINOIS, INC.

                        7.50% SENIOR DEBENTURES DUE 2010

Number: 1                    CUSIP No. 690768 BD 7                $200,000,000

            OWENS-ILLINOIS, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company, or registered assigns, the principal sum of TWO HUNDRED MILLION DOLLARS on May 15, 2010.

            Interest Payment Dates: May 15 and November 15.

            Record Dates: May 1 and November 1.


            Additional provisions of this Security are set forth below following the signatures of the authorized officers of the Company.

            IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

                                      OWENS-ILLINOIS, INC.


                                      By:
                                          --------------------------------------
                                          Name:  David G. Van Hooser
                                          Title: Senior Vice President, Director
                                                 of Corporate Strategy


                                      By:
                                          --------------------------------------
                                          Name:  James W. Baehren
                                          Title: Associate General Counsel and
                                                 Assistant Secretary


Dated:  May 20, 1998

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
   ----------------------------
   Authorized Signatory

                              OWENS-ILLINOIS, INC.

                        7.50% SENIOR DEBENTURES DUE 2010


            Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

            1. Interest

            OWENS-ILLINOIS, INC., a Delaware corporation (such entity, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above. Interest on the Securities shall accrue from May 20, 1998 or from the most recent interest payment date to which interest has been paid or provided for, as the case may be; interest on the Securities shall be payable semi-annually on May 15 and November 15 of each year until maturity, or, if such day is a Legal Holiday, on the next succeeding day that is not a Legal Holiday (each, an "Interest Payment Date"), commencing on November 15, 1998; and interest on the Securities shall be payable to holders of record on the May 1 or November 1 immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay defaulted interest on overdue interest, plus (to the extent lawful) any interest payable on the defaulted interest, as provided in Section 2.11 of the Indenture.

            2. Method of Payment

            The Company will pay interest on the Securities (except defaulted interest) to the Persons who are holders ("Holders") of record in the security register of the Company (the "Security Register") of Securities at the close of business on the May 1 or November 1 (each, a "Record Date") next preceding the Interest Payment Date, in each case even if the Securities are cancelled solely by virtue of registration of transfer or registration of exchange after such Record Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Principal of, premium, if any, and interest on the Securities will be payable, and the Securities may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the Corporate Trust Office of the Trustee); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of each Holder as such address appears in the Security Register.


            3. Paying Agent and Registrar

            Initially, The Bank of New York, a New York banking corporation (the "Trustee"), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

            4. Indenture

            The Company issued the Securities under an Indenture dated as of May 20, 1998 by and between the Company and the Trustee, the terms of which have been established in an Officers' Certificate, dated May 20, 1998, pursuant to
Section 2.01 of the Indenture (collectively, the "Indenture"). The Securities are a series designated as the "7.50% Senior Debentures due 2010" of the Company, limited in aggregate principal amount to $250,000,000. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on May 20, 1998 (the "TIA"). The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms. Any conflict between the terms of this Security and the Indenture will be governed by the Indenture.

            The Securities are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, and senior in right of payment to all subordinated indebtedness of the Company.

            The Indenture imposes certain limitations on the Company's and its Subsidiaries' ability to enter transactions with Affiliates, to create or incur certain Liens on any of its assets or properties or any shares of Capital Stock or Indebtedness of any Subsidiary, to make Investments in Unrestricted Subsidiaries, to consolidate or merge, or transfer all or substantially all of its property or assets, and to pay any fees to Holders for or as an inducement to any consent, waiver or amendment of the Indenture.

            5. Optional Redemption

            The Securities may not be redeemed at the option of the Company prior to maturity.

            6. Sinking Fund

            The Securities will not be subject to the operation of any sinking fund.


            7. Denominations; Transfer; Exchange

            The Securities are in registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require the payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith, subject to and as permitted by the Indenture.

            8. Persons Deemed Owners

            The registered Holder of this Security may be treated as the owner of it for all purposes.

            9. Repayment to Company

            The Trustee and the Paying Agent shall pay to the Company upon the Company's request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Securityholders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

            10. Discharge and Defeasance

            Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity.

            11. Defaults and Remedies

            Under the Indenture, Events of Default include (a) failure to pay the principal of, or premium, if any, on such Securities when due and payable;
(b) failure to pay any interest on such Securities when due, continued for 30 days; (c) failure to perform or observe any other agreements of the Company in such Indenture, including failure to comply with the provisions of the Indenture applicable to consolidation, merger and sale of assets of the Company, continued for 60 days after written notice; (d) acceleration of $125,000,000 or more, individually or in the aggregate, in principal amount of Indebtedness of the Company under the terms of the instrument under which such indebtedness is issued or secured, except as a result of compliance with applicable laws, orders or decrees, if such Indebtedness shall not have been discharged or such acceleration is not annulled within ten days after written notice; and (e) certain events of bankruptcy, insolvency or reorganization.

            If an Event of Default (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 50% in principal amount of the outstanding Securities by notice, as provided in the Indenture, may declare the unpaid principal amount of, and any accrued and unpaid interest on, the Securities to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the Securities has been made, the holders of a majority in principal amount of the outstanding Securities of such series may, under certain circumstances, rescind and annul such acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to such Securities have been cured or waived except nonpayment of principal (or such lesser amount) or interest that has become due solely because of the acceleration.

            Subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities.

            12. Supplements, Amendments and Waivers

            Subject to certain exceptions, the Company and the Trustee may amend the Indenture or the Securities with the written consent of the holders of a majority in principal amount of the then outstanding Securities. The holders of a majority in principal amount of the then outstanding Securities may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Securities; provided, however, that certain amendments or waivers may not be made without the consent of each holder of Securities affected as provided in the Indenture.

            The Company and the Trustee may amend the Indenture or the Securities without notice to or the consent of any holder of Securities in certain circumstances described in the Indenture.

            The holders of a majority in principal amount of the outstanding Securities, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of, or any interest on, the Securities (provided, however, that the holders of a majority in principal amount of the outstanding Securities may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

            13. Trustee Dealings with the Company

            Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

            14. No Recourse Against Others

            A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation shall not have any liability for any obligations of the Company under this Security or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration of issuance of the Securities.

            15. Governing Law

            THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THE SECURITIES, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

            16. Successors and Assigns.

            All covenants and agreements of the Company in the Indenture and the Securities shall bind its successors and assigns. All agreements of the Trustee in the Indenture shall bind its successor.

            17. Authentication

            This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication hereon.

            18. Abbreviations

            Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

            19. CUSIP Numbers

            Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities, and the Trustee may use CUSIP numbers in notices as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

            The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture. Such requests may be addressed to:


                              Owens-Illinois, Inc.
                              One SeaGate
                              Toledo, Ohio  43666
                              Attention:  Corporate Secretary


               ---------------------------------------------------

                                 ASSIGNMENT FORM

            To assign this Security, fill in the form below:

            I or we assign and transfer this Security to:

              [Print or type assignee's name, address and zip code]

                  [Insert assignee's soc. sec. or tax I.D. No.]

and irrevocably appoint [print or type agent's name] agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.


_______________________________________________________________________________


Date: _____________________      Your Signature: ______________________________


Signature Guarantee: __________________________________________________________
                                 (Signature must be guaranteed)


_______________________________________________________________________________
(Sign exactly as your name appears on the face of this Security)